Exhibit 10.12

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND HAS BEEN MARKED WITH “[***]” TO INDICATE WHERE OMISSIONS HAVE BEEN MADE.

Execution Version

RIGHT OF FIRST OFFER AGREEMENT

THIS RIGHT OF FIRST OFFER AGREEMENT (this “Agreement”) is effective as of February 18, 2015 (the “Effective Date”) by and between NOCIMED, INC., a Delaware corporation with its principal place of business at 370 Convention Way, Redwood City, CA 94063 (the “Company”), and NUVASIVE, INC., a Delaware corporation with its principal place of business at 7475 Lusk Boulevard, San Diego, CA 92121 (“NuVasive”).

1.	DEFINED TERMS

1.1   “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under direct or indirect common control with, such Person. For purposes of this Section 1.1, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Control of any Person by another Person shall be presumed if fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest of such first Person are owned, controlled or held, directly or indirectly, by the other Person, or by an Affiliate of the other Person.

1.2	“Group Company” means the Company or any of its Affiliates.

1.3     “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.4   “Restrictive Period” shall mean the period commencing on the Effective Date and ending on the date that is three years after the first regulatory clearance issued by the United States Food and Drug Administration of a product or service of the Company.

2.	RIGHT OF FIRST OFFER

2.1   The Company shall notify NuVasive within [***] days of the occurrence of either of the following: (i) a decision by any Group Company to engage in discussions with any third party following any member of the Group Company’s receipt of any bona fide offer or proposal to engage in a potential Sale Event (as defined in the Company’s Certificate of Incorporation as of the date hereof, as may be amended from time-to-time) with any Group Company, or (ii) a decision by any Group Company to solicit from one or more third parties offers or proposals for, or otherwise to commence discussions with a third party with respect to, a potential Sale Event.

2.2   Prior to commencing or engaging in any discussions or negotiations with any third party regarding any potential Sale Event, (i) the Company must first deliver to NuVasive a notice (the “ROFO Notice”) of the contemplated Sale Event, which notice includes a detailed summary of all material terms on which the Sale Event is proposed (including, without limitation: (A) the price; (B) whether any contingent consideration is proposed (e.g., milestones/earn-outs), and, if so, what the specific timelines and goal lines (e.g., technical or sales-based? in either case, what constitutes milestone achievement?) are for achieving such contingent consideration; (C) the make-up of the consideration (e.g., cash, cash/freely tradable security mix); (D) the methodology and assumption supporting the proposed purchase price; (E) a basic summary of the indemnification terms offered to the proposed acquirer (e.g., is there an escrow? is there offsetting against milestones, if any? are there any special indemnification terms?); and (F) any other material terms or conditions of the proposed transaction; and (ii) NuVasive shall have the right to engage in the Sale Event (the “ROFO”) on the same terms provided in the ROFO Notice. Neither the Company nor any other Group Company shall enter into any Sale Event with a third party or enter into any agreement(s) with any third party regarding any Sale Event, except in compliance with this Section 2.

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2.3   Following NuVasive’s receipt of a ROFO Notice, (i) upon request by NuVasive, the Company shall facilitate a due diligence review by NuVasive, and (ii) NuVasive shall have [***] days from receipt of the ROFO Notice (the “ROFO Exercise Period”) to respond to the ROFO Notice. Until the ROFO Exercise Period has passed (including, for the sake of clarity, at any time prior to the Company’s delivery of the ROFO Notice), and/or NuVasive has responded in writing declining to engage in the proposed Sale Event on the terms specified in the ROFO Notice, the Company may not engage in any discussions and/or enter into any written agreement(s) with any third party regarding any Sale Event. Notwithstanding anything to the contrary contained herein, neither NuVasive nor the Company shall be under any affirmative obligation to engage in the Sale Event.

2.4   In the event NuVasive chooses to engage in the Sale Event on the terms specified in the ROFO Notice, NuVasive shall provide written notice thereof to the Company during the ROFO Exercise Period (the “Exercise Notice”). Following receipt of the Exercise Notice, the Company (or any other Group Company, as applicable) and NuVasive shall negotiate exclusively, expeditiously and in good faith to execute definitive agreements to consummate a Sale Event on the terms set forth in the ROFO Notice. The parties shall use commercially reasonable efforts to execute such definitive agreements within [***] days after receipt by Company of the Exercise Notice.

2.5   In the event that NuVasive does not provide an Exercise Notice within the ROFO Exercise Period with respect to a proposed Sale Event as described in Section 2.4, and/or NuVasive provides such an Exercise Notice within the ROFO Exercise Period but subsequently provides written notice to the Company declining to engage in the Sale Event on the terms specified in the ROFO Notice (which subsequent written notice NuVasive agrees to provide to the Company promptly following any good faith determination by NuVasive that it will not engage in the Sale Event on the terms specified in the ROFO Notice), and only from and after such event, the Company shall have the right to engage in negotiations and enter into definitive agreements with third parties regarding (including consummating) the proposed Sale Event. If, however, during any such negotiations with a third party, the terms of the proposed Sale Event materially change (individually or in the aggregate) from those that were previously presented to NuVasive in the ROFO Notice (“Amended Terms”), then, prior to the Company consummating a Sale Event with such third party on such Amended Terms, the Company shall be required to first submit a detailed proposal of such Amended Terms (the “Amended ROFO Notice”) to NuVasive and NuVasive shall have [***] days to determine if it wishes to proceed with the Sale Event on the terms set forth in the Amended ROFO Notice, in which case the procedures set forth in Sections 2.3 and 2.4 (and this Section 2.5) shall apply again with respect to such proposed Sale Event under the Amended Terms (except that the relevant ROFO Exercise Period shall be halved). For purposes of the preceding sentence, a change in the terms of the proposed Sale Event during any such negotiations with a third party shall not (by itself) be deemed a material change in the terms of the proposed Sale Event so as to require an Amended ROFO Notice if it consists solely of an increase in the purchase price for the proposed Sale Event.

2.6   The rights established by this Section 2 shall apply until the end of the Restrictive Period.

3.	GENERAL

3.1   Amendment and Waiver. This Agreement may be amended or modified only upon the written consent of the Company and NuVasive.

3.2   Assignment. Neither party may assign or transfer, by operation of law or otherwise, any of its rights, or delegate any of its obligations, under this Agreement to any third party without the other party’s prior, written consent; provided, however, that NuVasive may assign its rights under this Agreement to an assignee or transferee in a NuVasive Disposition (as defined in the Investor Rights Agreement dated January , 2015). Any attempted assignment or transfer in violation of the foregoing will be null and void.

3.3   Notices. All notices, consents and approvals under this Agreement must be delivered in writing by courier, by electronic mail, or by certified or registered mail (postage prepaid and return receipt requested) to the other party at the address set forth beneath such party’s signature, and will be effective upon receipt or five (5) business days after being deposited in the mail as required above, whichever occurs sooner. Either party may change its address by giving notice of the new address to the other party.

3.4  Governing Law. This Agreement will be governed by the laws of the State of California, excluding its conflicts of laws principles.

3.5  Waivers. All waivers must be in writing, and any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

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3.6  Severability. If any provision of this Agreement is unenforceable, such provision will be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions will continue in full force and effect.

3.7   Construction. The headings of Sections of this Agreement are for convenience and are not to be used in interpreting this Agreement. As used in this Agreement, the word “including” means “including but not limited to”.

3.8   Counterparts; Execution. This Agreement may be executed (including via electronic signature (.PDF format included)) in counterparts, each of which will be considered an original, but all of which together will constitute the same instrument.

3.9  Entire Agreement. This Agreement constitutes the entire agreement between the parties regarding the subject hereof and supersedes all prior or contemporaneous agreements, understandings, and communication, whether written or oral. This Agreement may be amended only by a written document signed by both parties. The terms on any purchase order or similar document submitted by NuVasive to the Company will have no effect.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this RIGHT OF FIRST OFFER AGREEMENT as of the Effective Date.

NOCIMED, INC.	NuVASIVE, INC.

By: /s/ James C. Peacock III	By: /s/ Jason M. Hannon
Name: James C. Peacock III	Name: Jason M. Hannon
Title: Chief Executive Officer	Title: Executive Vice President, General Counsel

Address for Notice:	Address for Notice:
370 Convention Way Redwood City , CA 94063 Attn: Chief Executive Officer Email: [***]	7475 Lusk Boulevard San Diego , CA 92121 Attn: Jason M. Hannon, EVP & GC Email: [**]

SIGNATURE PAGE TO RIGHT OF FIRST OFFER AGREEMENT